SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 17, 2005

(Date of Report)

(Date of Earliest Event Reported)

Central European Distribution Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-24341	54-1865271
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (610) 660-7817

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 17, 2005, we completed our acquisition (the “Bols Acquisition”) of 100% of the outstanding capital stock of Botapol Holding B.V. (“Botapol Holding”), as described more fully in Item 2.01 below. In connection with the closing of the Bols Acquisition, we entered into several other agreements, which are described in this Item 1.01.

We entered into a Registration Rights Agreement, dated August 17, 2005 (the “Registration Rights Agreement”), with Botapol Management B.V. (“Botapol Management”) and Takirra Investment Corporation N.V. (“Takirra”), whereby we granted certain demand and piggyback registration rights to Botapol Management for the 1,691,419 shares of our common stock, par value $0.01 (“Common Stock”) and to Takirra for the 1,691,419 shares of Common Stock (in the aggregate, 3,382,838 shares of Common Stock or approximately 16.6% of our outstanding Common Stock), issued to each of them as partial consideration for the sale of Botapol Holding to us. Such shares are subject to a one-year lock-up period. Thereafter, there is one demand registration right for the holders in each of the succeeding two years and an unlimited number of piggy back registration rights, all in accordance with the terms of the Registration Rights Agreement.

We entered into a Trade Mark License Agreement, dated August 17, 2005, with Distilleerderijen Erven Lucas Bols B.V. (“Erven Lucas Bols”), whereby Erven Lucas Bols, a Rémy Cointreau affiliate, will grant a perpetual, exclusive, royalty-free, assignable and sub-licensable license to us to use certain trademarks for vodka products in Poland and Russia and to use the name “Bols” as the corporate name for Bols Sp. z o.o. (“Bols”).

We entered into a Tax Deed of Covenant, dated August 17, 2005, with Botapol Management B.V., Takirra Investment Corporation N.V. and Rémy Cointreau S.A., whereby Botapol Management and Takirra have covenanted to indemnify us for certain potential tax liabilities related to Bols and the Bols Acquisition.

The foregoing description does not purport to be a complete description of the terms of these agreements and is qualified in its entirety by the terms of the definitive agreements, which are attached as exhibits to this Current Report on Form 8-K and which are incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 17, 2005, we completed our acquisition of 100% of the outstanding capital stock of Botapol Holding from Botapol Management, an indirect subsidiary of Rémy Cointreau S.A., and Takirra. Botapol Holding owns 100% of the outstanding capital stock of Bols, Poland’s third largest distiller, and Hillcroft Sp. z o.o. We paid a purchase price for Botapol Holding that consisted of US$147.5 million in cash and 3,382,838 shares of Common Stock, with a value of approximately US$122.5 million (based on a formula for the determination of the price of our Common Stock at the time we signed the agreement to acquire Botapol Holding, which price was $36.22 per share).

We reported entering into the definitive agreement regarding the Bols Acquisition in a Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2005, which report is incorporated herein by reference.

On August 17, 2005, we issued a press release announcing that we had completed the Bols Acquisition and that we had entered into a strategic alliance with Rémy Cointreau. A copy of the press release is attached as an exhibit to this Current Report on Form 8-K.

Item 3.02. Unregistered Sales of Equity Securities.

As reported more fully in Item 2.01 above and incorporated herein by reference, on August 17, 2005, we issued 3,382,838 shares of our common stock, par value $0.01 per share, to Botapol Management and Takirra as part of the purchase price for our acquisition of Botapol Holding.

The sale was made in reliance upon the exemption from registration provided for in Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Certificates representing the shares of common stock issued in connection with the Bols Acquisition will contain appropriate legends to reflect the restrictions on transfer imposed by Regulation S under the Securities Act and the Registration Rights Agreement.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 17, 2005, Madame Dominique Hériard Dubreuil and Mr. Markus Sieger were appointed to our board of directors, effective immediately following the completion of the Bols Acquisition. Madame Hériard Dubreuil and Mr. Sieger will serve as directors until the next annual meeting of our shareholders, at which time they or their successors shall be duly elected, or until their earlier resignation.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

The financial statements required by Item 9.01(a) will be filed by amendment to this Current Report on Form 8-K within 71 calendar days of the date of this report.

(b)	Pro forma financial information.

The pro forma financial information required by Item 9.01(b) will be filed by amendment to this Current Report on Form 8-K within 71 calendar days of the date of this report.

(c)	Exhibits.

2.1	Share Sale Agreement, dated June 27, 2005, by and among Rémy Cointreau S.A., Botapol Management B.V., Takirra Investment Corporation N.V., Central European Distribution Corporation and Carey Agri International Poland Sp. z o.o. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2005)

10.1	Registration Rights Agreement, dated August 17, 2005, by and among Central European Distribution Corporation, Botapol Management B.V. and Takirra Investment Corporation N.V.

10.2	Trade Mark Licence, dated August 17, 2005, by and among Distilleerderijen Erven Lucas Bols B.V., Central European Distribution Corporation and Carey Agri International Poland Sp. z o.o.

10.3	Deed of Tax Covenant, dated August 17, 2005, by and among Botapol Management B.V., Takirra Investment Corporation N.V., Rémy Cointreau S.A., Carey Agri International Poland Sp. z o.o. and Central European Distribution Corporation

99.1	Press release, dated August 17, 2005, titled “Central European Distribution Corporation Completes Strategic Alliance With Remy Cointreau; Acquires Bols Sp. z o.o., Poland’s Third Largest Distiller”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2005	Central European Distribution Corporation

	By:	/s/ James Archbold
	Name:	James Archbold
	Its:	Secretary